EXHIBIT 8.1

LIST OF SUBSIDIARIES

CSI Solartronics (Changshu) Co., Ltd., incorporated in the People’s Republic of China

CSI Solar Manufacture Inc., incorporated in the People’s Republic of China

CSI Solar Technologies Inc., incorporated in the People’s Republic of China

CSI Central Solar Power Co., Ltd., incorporated in the People’s Republic of China

CSI Cells Co., Ltd., incorporated in the People’s Republic of China

Changshu CSI Advanced Solar Inc., incorporated in the People’s Republic of China

CSI Solar Inc., incorporated in Delaware, USA